                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

                           Dated September 30 , 1997

                                  by and among

                       QWEST COMMUNICATIONS CORPORATION,
                             a Delaware corporation

                                      and

                                  NEWSUPERNET

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----

SECTION 1.    Certain Definitions............................................. 1

SECTION 2.    Transfer of Shares, Issuance of New Shares and Payment of
              Purchase Price and Issuance Price............................... 5
        2.1   Shares to be Transferred by the Shareholder..................... 5
        2.2   New Shares to be Issued by the Corporation...................... 5
        2.3   Amount of Purchase Price and Issuance Price..................... 5
        2.4   Payment of Purchase Price and Issuance Price.................... 5
        2.5   Purchase Price Adjustment....................................... 6

SECTION 3.    Representations and Warranties of the Shareholder............... 7
        3.1   Good Standing................................................... 7
        3.2   Articles of Incorporation; By-Laws; Minute Books................ 7
        3.3   Authorization - No Liens........................................ 8
        3.4   Authorized Capitalization....................................... 9
        3.5   Subsidiaries; Investments; Affiliate Notes...................... 9
        3.6   Financial Statements............................................ 9
        3.7   Records and Books of Account....................................10
        3.8   Liabilities.....................................................10
        3.9   Title to Assets; Liens and Encumbrances.........................11
        3.10  Equipment; Real Property........................................11
        3.11  Leased Premises.................................................12
        3.12  Intellectual Property...........................................12
        3.13  Contracts.......................................................15
        3.14  Purchase and Sales Commitments and Orders;
              Principal Customers.............................................17
        3.15  Labor Relations; Employees......................................17
        3.16  Legal Proceedings...............................................18
        3.17  Orders, Decrees, Etc............................................18
        3.18  Compliance With Law; Permits and Licenses.......................18
        3.19  Changes Since the Balance Sheet Date; No Material Adverse
              Change..........................................................20
        3.20  No Change.......................................................21
        3.21  Capital Projects and Expenditures...............................21
        3.22  Employee Benefits...............................................22
        3.23  Governmental Approvals..........................................24
        3.24  Tax Matters.....................................................24
        3.25  Insurance Coverage..............................................26

SECTION 4.    Representations and Warranties of Buyer.........................26
        4.1   Good Standing...................................................26
        4.2   Authorization...................................................26
        4.3   Investment Representations......................................27

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                                                                            Page
                                                                            ----

SECTION 5.    Conditions of Buyer's Obligations to Close......................27
        5.1   Agreements and Conditions.......................................28
        5.2   Representations and Warranties..................................28
        5.3   No Legal Proceeding.............................................28
        5.4   Deliveries......................................................28
        5.5   Legal Opinion...................................................28

SECTION 6.    Conditions of the Shareholder's Obligation to Close.............29
        6.1   Agreements and Conditions.......................................29
        6.2   Representations and Warranties..................................29
        6.3   Deliveries......................................................29
        6.4   Ratification....................................................29
        6.5   Fairness Opinion................................................29
        6.6   Contribution Agreements.........................................29

SECTION 7.    Deliveries of the Shareholder on the Closing Date...............29
        7.1   Stock Certificates..............................................30
        7.2   Corporate Records...............................................30
        7.3   Resignations....................................................30
        7.4   Employment Agreements...........................................30
        7.5   Consents........................................................30
        7.6   Possession of Assets............................................30
        7.7   Escrow Agreement................................................30
        7.8   Stock Option Agreements.........................................30
        7.9   Shareholder's Consent...........................................31

SECTION 8.    Deliveries of Buyer on the Closing Date.........................31

SECTION 9.    Additional Covenants............................................31
        9.1   Information and Access..........................................31
        9.2   Cooperation.....................................................32
        9.3   Further Assurances of the Shareholder...........................32
        9.4   Further Assurances of Buyer.....................................32
        9.5   Non-Competition Covenants.......................................33

SECTION 10.   Indemnification.................................................34
        10.1  Indemnification by the Shareholder..............................34
        10.2  Indemnification by Buyer........................................36
        10.3  Procedures for Third Party Indemnification......................36

SECTION 11.   Survival of Representations.....................................37

                                                                            Page
                                                                            ----

SECTION 12.   Brokerage Indemnity.............................................37

SECTION 13.   Notices.........................................................38

SECTION 14.   Termination.....................................................39

SECTION 15.   Miscellaneous...................................................40
        15.1  Entire Agreement................................................40
        15.2  Taxes...........................................................40
        15.3  Governing Law...................................................41
        15.4  Representation by Counsel.......................................41
        15.5  Benefit of Parties; Assignment..................................42
        15.6  Pronouns........................................................42
        15.7  Headings........................................................42
        15.8  Expenses........................................................42
        15.9  Counterparts....................................................43

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT, dated September 30, 1997 (this "Agreement"), is by and among QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("Buyer"), and NEWSUPERNET, a Colorado nonprofit corporation (the
"Shareholder"), the sole shareholder of SuperNet, Inc., a Colorado corporation (the "Corporation").

                                   RECITALS:
                                   --------
     A. The Shareholder owns all of the issued and outstanding shares of capital stock of the Corporation.

     B. Buyer desires to purchase from the Shareholder, and the Shareholder desires to sell to Buyer, on the terms and conditions set forth herein, all of the issued and outstanding shares of capital stock of the Corporation, and Buyer further desires to purchase from the Corporation 28,000 shares of the common stock, $.01 par value, of the Corporation to be issued at the Closing (defined below).

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration set forth herein, the parties hereto agree as follows:

     SECTION 1.     Certain Definitions.  For purposes of this Agreement, the
                    -------------------
following terms shall have the respective meanings set forth below:

     "Actions" mean any claims, actions, suits, proceedings and investigations, whether at law or in equity, before any court, arbitrator, arbitration panel or Governmental Authority.

     "Affiliate" of a party means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such party.

     "Balance Sheet" has the meaning specified in Section 3.6 below.

     "Balance Sheet Date" means June 30, 1997.

     "Balance Sheet Stockholders' Equity" means the "Projected June 97" Ending Equity line item shown on Schedule 2.5.

     "Closing" means the closing of the transactions contemplated hereby, which shall take place at the offices of Holme Roberts & Owen LLP, Denver, Colorado, on the Closing Date commencing at 10:00 A.M., or at such other time or place as the parties may agree upon in writing, and shall be effective as of the close of business on the Closing Date.

     "Closing Date" means October 22, 1997 or such other date as the parties may agree upon in writing.

     "Closing Stockholders' Equity" means the stockholders' equity of the Corporation determined in accordance with GAAP as of the Closing Date, exclusive of the Issuance Price.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contracts" mean all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements, sales orders and purchase orders of every kind, whether written or oral.

     "Damages" mean losses, liabilities, obligations, penalties, costs, damages, claims and expenses (including reasonable costs of investigation and attorneys' fees and disbursements).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "ERISA Affiliate" means the Corporation and each corporation, partnership or other trade or business, whether or not incorporated, which is or has been treated as a single employer or controlled group member with the Corporation pursuant to Code Section 414 or ERISA Section 4001.

     "GAAP" means generally accepted accounting principles in the United States.

     "Governing Boards" means the Board of Regents of the University of Colorado, the Colorado State Board of Agriculture, the Board of Trustees of the Colorado School of Mines and the Colorado Advanced Technology Institute Commission.

     "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, Federal, state, provincial or local.

     "Intellectual Property" and "Intellectual Property Rights" have the meanings ascribed to them in Section 3.12.

     "Issuance Price" has the meaning specified in Section 2.3 below.

     "Laws" mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees.

     "Liabilities" mean debts (including interest thereon and any prepayment penalties applicable thereto), liabilities, claims, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

     "Lien" means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature.

     "Material" with respect to the Corporation means an event, change or circumstance that substantially affects the condition (financial or otherwise), assets, business as currently conducted, or operations of the Corporation.

     "Material Adverse Effect" means an event, change or circumstance that substantially and adversely affects the condition (financial or otherwise), assets, business as currently conducted, or operations of the Corporation.

     "New Shares" means with respect to the Corporation 28,000 shares of its common stock, $.01 par value, to be issued at the Closing.

     "Optionholders" means the holders of options to purchase shares of common stock of the Corporation granted pursuant to the Corporation's 1995 Performance Stock Option Plan.

     "Person" means any natural person, corporation, trust, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

     "Purchase Price" has the meaning specified in Section 2.3 below.

     "Returns" mean all returns, declarations, reports, forms, estimates, information returns and statements required to be filed with or supplied to any Governmental Authority in connection with any Taxes.

     "Shares" means with respect to the Corporation all of the issued and outstanding shares of capital stock of that corporation.

     "Taxes" mean all taxes, charges, fees, levies, customs, duties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll and franchise taxes imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

     SECTION 2.     Transfer of Shares, Issuance of New Shares and Payment of
                    ---------------------------------------------------------
Purchase Price and Issuance Price.
---------------------------------

     2.1  Shares to be Transferred by the Shareholder.  Based upon and subject
          -------------------------------------------
to the terms, agreements, warranties, representations and conditions of this Agreement, the Shareholder hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby agrees to buy and accept on the Closing Date, all of the Shares of the Corporation held by the Shareholder.

     2.2  New Shares to be Issued by the Corporation.  Based upon and subject to
          ------------------------------------------
the terms, agreements, warranties, representations and conditions of this Agreement, the Shareholder hereby agrees to cause the Corporation to issue, sell and deliver to Buyer on the Closing Date, and Buyer hereby agrees to buy and accept on the Closing Date, all of the New Shares.

     2.3  Amount of Purchase Price and Issuance Price.  The total consideration
          -------------------------------------------
to be paid by Buyer for the Shares (the "Purchase Price") shall be $15,900,000.00, minus any Purchase Price adjustment as provided in Section 2.5, and the total consideration to be paid by the Buyer for the New Shares (the "Issuance Price") shall be $4,100,000.00.

     2.4  Payment of Purchase Price and Issuance Price.  On the Closing Date,
          --------------------------------------------
Buyer shall pay: (i) to the Shareholder the Purchase Price described in Section
2.3 less $1,000,000.00 of such amount (which shall be deposited with Norwest Bank Colorado, N.A., as escrow agent (the "Escrow Agent") under the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement"), and subject to the provisions of Section 2.5) and (ii) to the Corporation the Issuance Price, in each case by means of a wire transfer of immediately available funds to the account number and depository previously designated by the Shareholder (or otherwise as directed by the Shareholder).

     2.5  Purchase Price Adjustment.  The Purchase Price shall be reduced by the
          -------------------------
amount, if any, by which the Balance Sheet Stockholder's Equity exceeds the Closing Stockholder's Equity. Promptly following the Closing Date (but in any event no later than 45 days after the Closing Date) the Corporation shall prepare, in accordance with GAAP, a balance sheet showing the Closing Stockholder's Equity. Buyer shall review the balance sheet and the Closing Stockholder's Equity shown thereon and propose any adjustments it considers appropriate. Notice of the amount of the Closing Stockholder's Equity with such proposed adjustments, if any, shall be given to the Shareholder. The Shareholder shall have a period of 30 days after receipt of such notice to give to Buyer a notice (an "Objection Notice") specifying in reasonable detail any objections it may have to Buyer's proposed adjustments to the Closing Stockholder's Equity to the extent of any proposed adjustments that have the effect of reducing the Closing Stockholder's Equity. If an Objection Notice is not given by the Shareholder within such 30-day period or if Buyer proposed no adjustments to the Closing Stockholder's Equity, then the Closing Stockholder's Equity, as adjusted by Buyer's proposed adjustments (if applicable), shall be accepted as final, binding and conclusive on the parties hereto. If an Objection Notice is given by the Shareholder within such 30-day period, the Shareholder and Buyer shall attempt to reconcile such items as are in dispute. If the Shareholder and Buyer are unable to reconcile all such items within 30 days after the date on which the Objection Notice is given, then a representative of the Shareholder and a representative of Buyer each will designate a firm of independent public accountants, and such firms will designate a third firm of independent public certified accountants to determine such items as remain in dispute. The determination of the items in dispute by the third firm shall be final, binding and conclusive on the parties hereto.
The fees and expenses of the designated accounting firms mentioned above shall be shared equally by the Shareholder and Buyer. If the Closing Stockholder's Equity, as adjusted (if applicable), is equal to or greater than the Balance Sheet Stockholder's Equity, Buyer and the Shareholder shall give joint written instruction promptly to the Escrow Agent to release the entire amount on deposit with the Escrow Agent to the Shareholder. If the Closing Stockholder's Equity, as adjusted (if applicable), is less than the Balance Sheet Stockholder's Equity, Buyer and the Shareholder shall give (i) joint written instructions promptly to the Escrow Agent to release the amount of such shortfall to Buyer and the remainder on deposit with the Escrow Agent to the Shareholder or (ii) if the amount withheld from the Purchase Price at Closing and deposited with the Escrow Agent is insufficient, give joint written instructions promptly to the Escrow Agent to release the entire amount on deposit with the Escrow Agent to Buyer and the Shareholder shall pay to Buyer the remaining amount of such shortfall.

     SECTION 3.     Representations and Warranties of the Shareholder.  The
                    -------------------------------------------------
Shareholder hereby warrants and represents to and agrees with Buyer as follows:

     3.1  Good Standing.  The Corporation (i) is a corporation duly organized,
          -------------
validly existing and in good standing under the laws of Colorado, (ii) has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and (iii) is duly qualified to do business in and is in good standing in the jurisdictions where the nature of its business or the character of properties owned or used by it makes such qualification necessary, except where the failure to qualify could not reasonably be expected to have a Material Adverse Effect.

     3.2  Articles of Incorporation; By-Laws; Minute Books.  True and complete
          ------------------------------------------------
copies of the Articles of Incorporation and By-Laws, as amended to and including the date hereof, of the

Corporation have been delivered to Buyer. The minute books, stock books and stock transfer records of the Corporation, true and complete copies of which have been delivered to Buyer, contain, respectively, true and complete minutes and records of all issuances and transfers of capital stock of the Corporation and of all minutes and records of all meetings, consents, proceedings and other actions of the Shareholder, board of directors and committees of the board of directors of the Corporation since the date of its incorporation.

     3.3  Authorization - No Liens.  Subject to obtaining ratification of the
          ------------------------
Governing Boards as described in this Section 3.3, the Shareholder has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized by the Shareholder's Board of Directors and constitutes the valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability, and except that, pursuant to the Articles of Incorporation of the Shareholder, this Agreement will not be effective or binding upon the Shareholder unless and until it is ratified by each of the Governing Boards. Except for ratification of this Agreement by each of the Governing Boards and as set forth on Schedule 3.3, no consent of any lender, trustee or other Person is required for the Shareholder to enter into and deliver this Agreement or to consummate the transactions contemplated hereby, nor does any Contract, mortgage or other instrument to which such Person or the Corporation is a party or by which such Person or the Corporation is bound or affecting any of their respective properties conflict with or restrict the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Shares are owned of record and beneficially by the Shareholder and are not subject to any Lien, or to any restriction on their transfer that would prohibit transfer of the Shares to Buyer hereunder, and upon delivery at the Closing Buyer will have good and marketable title to the Shares, as well as to the New Shares, free and clear of any Lien or restriction on transfer, except as set forth in Section 4.3.

     3.4  Authorized Capitalization.  The authorized capital stock of the
          -------------------------
Corporation consists solely of 10,000,000 shares of common stock, $.01 par value, of which 100,000 shares are issued and outstanding. All of the issued and outstanding capital stock of the Corporation is validly issued and outstanding, fully paid and nonassessable, and is owned beneficially and of record by the Shareholder. Except as set forth on Schedule 3.4, there are no outstanding warrants, options or rights (preemptive or otherwise) or other securities, plans or agreements that give the holder or any other Person the right to purchase or otherwise acquire (whether from the Corporation, the Shareholder or an Affiliate of the Shareholder) any shares of capital stock of the Corporation or any securities convertible into, exchangeable or exercisable for shares of such capital stock or under which any such warrant, option, right or security may be issued in the future or under which any Person has a right to payments measured by reference to the net book value or market value of the Corporation or any division or subsidiary of the Corporation.

     3.5  Subsidiaries; Investments; Affiliate Notes.  Except as set forth on
          ------------------------------------------
Schedule 3.5, the Corporation has no direct or indirect subsidiaries and has made no advances to or investments in, and does not own any securities of or other interests in, any Person. Schedule 3.5 contains a list of all notes held by the Corporation issued by the Shareholder or any Affiliate of the Shareholder.

     3.6  Financial Statements.  Annexed hereto as Schedule 3.6 are (a) an
          --------------------
audited balance sheet for the Corporation as of the Balance Sheet Date and the notes thereto (the "Balance

Sheet"), (b) audited statements of operations, Stockholder's equity and cash flows and the notes thereto for the fiscal year ended on the Balance Sheet Date,
(c) audited financial statements for the Corporation comparable to those described in clauses (a) and (b) above, but as of and for the fiscal year ended June 30, 1996 and (d) the reports of the independent auditor on the foregoing financial statements. The Balance Sheet and the other financial statements referred to in the preceding sentence are referred to collectively as the "Financial Statements." The Financial Statements in each case have been prepared in accordance with GAAP heretofore adopted by and applied consistently with the past practices of the Corporation and fairly present the financial condition, results of operations and cash flow of the Corporation as of, or for the years or period ended on, their respective dates. Since the Balance Sheet Date, the Corporation has conducted its business in a consistent manner without change of policy or procedure including, without limitation, its practices in connection with the treatment of revenue recognition, capitalization policies, reserves and expenses.

     3.7  Records and Books of Account.  Since July 1, 1995, the records and
          ----------------------------
books of account of the Corporation have been regularly kept and maintained in conformity with GAAP consistently applied.

     3.8  Liabilities.  On the Balance Sheet Date, there were no Liabilities of
          -----------
the Corporation that would have been required by GAAP to be included on the Balance Sheet as of such date other than those Liabilities disclosed or provided for on the Balance Sheet. There are no other Liabilities of the Corporation except (i) those incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of or in conflict with any of the terms, agreements, warranties, representations and conditions of the Shareholder contained in this Agreement, (ii) those set forth in Schedule
3.8 hereto and (iii) those which
could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.9  Title to Assets; Liens and Encumbrances.  The Corporation is the owner
          ---------------------------------------
of, and has good and marketable title to, or a valid leasehold interest in, all of the assets, properties and rights currently used in or required to be used in the operation of the business of the Corporation, free and clear of all Liens except for the Liens, if any, set forth on the Balance Sheet or on Schedule 3.9 hereto. The assets, properties and rights referred to in the preceding sentence include, without limitation, all assets, properties, rights and business of the Corporation shown or reflected on the Balance Sheet or acquired by the Corporation since the Balance Sheet Date except only for cash and inventories and other assets sold and receivables collected in the ordinary course of business consistent with the past practice of the Corporation since the Balance Sheet Date. The Corporation owns all of the assets used by it in the operation and conduct of its business, or required by it for the normal conduct of its business, except for those assets leased under leases specifically identified on
Schedule 3.11 hereto.

     3.10 Equipment; Real Property.
          ------------------------

          (a) Schedule 3.10(a) sets forth a list of substantially all the equipment owned, leased under capitalized leases or operating leases or otherwise used by the Corporation in the conduct of its business. Except as described on Schedule 3.10, throughout the last 12 months the Corporation has consistently maintained the equipment, and all of the equipment necessary for the conduct of the business of the Corporation is in good working order and condition, normal wear and tear excepted. All equipment listed on Schedule 3.10(a) is either owned by the Corporation or leased under an agreement reflected on Schedule 3.11.

          (b) The Corporation owns no real property.

     3.11 Leased Premises.  Schedule 3.11 sets forth a true and complete list of
          ---------------
each lease of premises or equipment executed by or binding upon the Corporation as lessee, sub-lessee, tenant or assignee (the "Leased Premises" and the "Leased Equipment") setting forth in each case a brief description of the premises or equipment covered thereby, the rental payable thereunder and the term (including any extensions available) thereof. Except as set forth on Schedule 3.11, each such lease is in full force and effect without any Material default or breach thereof by the Corporation or, to the knowledge of the Shareholder, any other party thereto. Except as set forth on Schedule 3.11, no consent of any landlord, lessor or any other party is required under any such lease by reason of or in connection with the transfer of the Shares to Buyer as provided for in this Agreement and to keep such lease in full force and effect after the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. True and complete copies of all leases required to be listed on Schedule 3.11, including all amendments, addenda, waivers and all other binding documents affecting the tenant's rights thereunder, have heretofore been made available to Buyer. As used in this Agreement, the terms "to the knowledge," "known to," and other phrases of like substance are to be broadly construed (i) to include the knowledge of the Shareholder in making the representation and (ii) to represent that the Shareholder in making the representation has caused reasonably due inquiry and investigation to be made by officers of the Corporation into the matter represented to be true.

     3.12 Intellectual Property.
          ---------------------

     (a) The Corporation has the right to use all "Intellectual Property" that is used in and Material to the conduct of business of the Corporation as currently conducted. For purposes of this Agreement, "Intellectual Property" shall mean all tangible or intangible proprietary rights to intellectual property, including any such rights under any patent, trademark, trade name, service mark, copyright, mask work, trade secret, schematic, computer software source code or object code, know-how, and any application or registration relating to any such right.

     (b) Schedule 3.12 lists all Intellectual Property owned by or licensed to the Corporation that is (i) Material to the conduct of the Corporation's business as currently conducted and (ii) the subject of (A) a patent or patent application, (B) a registered trademark, service mark or trade name or an application for such registration, or (C) a registered copyright (collectively, the "Intellectual Property Rights"). Schedule 3.12 also identifies those currently marketed software products of the Corporation that embody any of the works of authorship that are the subject of any of the copyrights listed in such Schedule.

     (c) The Corporation is not, nor as a result of the execution and delivery of this Agreement or the performance of the Shareholder's obligations hereunder will be, in violation of, or lose any rights pursuant to any license, sublicense or agreement described in Schedule 3.12.

     (d) Except as set forth in Schedule 3.12, the Intellectual Property Rights owned by the Corporation are owned free and clear of any Liens and except for the rights of licensees under licenses granted by the Corporation in the ordinary course of its business, no other person has any right, title or interest in or to any of such Intellectual Property Rights. Except as set forth in Schedule 3.12, the Intellectual Property Rights licensed by the Corporation are licensed pursuant to written license agreements that, exclusive of any related maintenance, support or like agreements, do not obligate any payment of any license fee to any third party in respect thereof in an amount in excess of $5,000.00 per annum.

     (e) No claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of the Shareholder, are threatened by any Person:
(i) to the effect that the manufacture, sale or use of any product as now used or offered for sale by the Corporation infringes any Intellectual Property right of any other Person, (ii) that would prohibit or restrict the use by the Corporation of any of the Intellectual Property Rights, or (iii) that challenge the ownership, validity or enforceability of any of the Intellectual Property Rights.

     (f) All patents, registered trademarks or service marks and registered copyrights listed on Schedule 3.12 are valid and subsisting.

     (g) To the knowledge of the Shareholder, and except for such matters relating to trademarks and service marks as are set forth in subsection 3.12(i) below, there has not been and there is not now any material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including, without limitation, any employee or former employee of the Corporation.

     (h) No Intellectual Property Right owned by the Corporation is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by the Corporation. Except for indemnities related to derivative works prepared by the Corporation that extend an indemnity to the proprietor of the preexisting work in respect of the works of authorship contributed by the Corporation to such preexisting work, the Corporation has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right. The Corporation has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property Right. The Corporation has exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property Rights owned by the Corporation.

     (i) The Intellectual Property Rights include the registered trademark "Colorado SuperNet" and certain common law rights in the expression "SuperNet", and the Corporation has filed an application for federal trademark registration of the "SuperNet" expression. Notwithstanding any other provision in this Agreement, the Shareholder makes no representation or warranty concerning any exclusive rights in the "SuperNet" expression nor concerning its registrability under the Lanham Act, other than the representations that: (i) the Corporation has used the expression, both alone and as part of the composite "Colorado SuperNet" mark,
(ii) the Corporation has a good faith belief that it has a reasonable basis for asserting trademark or service mark rights in the expression, and (iii) with the knowledge that there are other users of expressions including "super net" and other similar designations, the Corporation has undertaken what the Shareholder believes in good faith to be commercially reasonable steps to protect its "SuperNet" expression from such unauthorized use, infringement or misappropriation as would have a Material Adverse Effect.

     3.13 Contracts.  Except for the leases described in Schedule 3.11 hereto,
          ---------
purchase and sales commitments entered into in the ordinary course of business consistent with past practice and except as set forth on Schedule 3.13, the Corporation is not a party to, or subject to or bound by, any (i) lease; (ii) royalty, distribution, agency, territorial or license agreement; (iii) Contract (for employment or otherwise) with any officer, employee, director or the Shareholder (or any Affiliate of any such officer, employee, director or the Shareholder) or any professional person or firm, consultant, independent contractor or advertising firm or agency; (iv) Contract or collective bargaining agreement with any labor union or representative of employees; (v) Contract guaranteeing the payment or performance of the obligations of others (vi) Contract pursuant to which indebtedness may be incurred or is outstanding; (vii) "employee benefit plan" (as defined in Section 3(3) of ERISA) or any stock option plan, stock purchase plan or Material fringe benefit plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified) that provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee or former director (or any dependent of any of the foregoing) of the Corporation or any ERISA Affiliate thereof; (viii) Contract limiting the freedom of the Corporation to engage in any line of business or to compete with, solicit or hire any Person; (ix) Contract not entered into in the ordinary course of business that involves $5,000 or more and is not cancelable without penalty within 90 days; (x) any joint venture agreement or other Contract with respect to the operation or management of any entity; or (xi) any other Contract that involves payments by or to the Corporation at a rate of $5,000 or more per annum. Schedule 3.13 hereto contains a true and complete description of the terms and conditions of each Contract (other than employment arrangements in the ordinary course with employees) to which the Corporation is a party or to which it is subject or by which it is bound that involves an annualized rate of $5,000 or more and that is not in writing. True and complete copies of all written Contracts listed on Schedule 3.13 have heretofore been made available to Buyer by the Corporation. Except as set forth on Schedule 3.13, no Contract to which the Corporation is a party or to which it is subject or by which it is bound conflicts with, would be terminated by, would be breached as a result of, would be materially modified or changed by, or requires the consent of any other Person by reason of, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than such Contracts the loss of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or the loss of which would involve a loss of less than $5,000 ("Immaterial Contracts"). Each of the Contracts to which the Corporation is a party or to which it is subject or by which it is bound (including, without limitation, those set forth on Schedules 3.13 and 3.14 hereto) is a valid and subsisting Contract of all of the parties thereto in full force and effect without modification, other than Immaterial Contracts. The Corporation has performed all obligations required to be performed by it and is not in default under any Contract, instrument or other document to which it is a party or to which it is subject or by which it is bound, and no event has occurred thereunder which, with or without the lapse of time or the giving of notice, or both, would constitute a default by it thereunder, other than Immaterial Contracts.

     3.14 Purchase and Sales Commitments and Orders; Principal Customers.  The
          --------------------------------------------------------------
Corporation has not, since June 30, 1997 to the date hereof, entered into any purchase or sales commitment or order except in the ordinary course of business consistent with past practice. Schedule 3.14 sets forth the customers the Corporation serves on an ongoing basis, including name, location and current billing rate. None of such customers has canceled or substantially reduced service or have given notice that it intends to cancel or substantially reduce service, except cancellations in the ordinary course of business that are not Material in number or amount of revenue affected.

     3.15 Labor Relations; Employees.  There are no labor strikes, disputes,
          --------------------------
slow downs, work stoppages or other labor troubles or grievances pending or, to the knowledge of the Shareholder, threatened against or involving the Corporation. No unfair labor practice complaint before the National Labor Relations Board, no charges pending before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable Governmental Authority, in any case relating to the Corporation or the conduct of its business, is pending or, to the knowledge of the Shareholder, threatened. The Corporation has not received notice, nor has any knowledge, of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to the Corporation or the conduct of its business. To the knowledge of the Shareholder, no officer or key employee of the Corporation has any plans to terminate his or her employment with the Corporation. Schedule 3.15 is a true and correct list of all employees of the Corporation by job classification, and their respective rates of compensation.

     3.16 Legal Proceedings.  Except as set forth on Schedule 3.16 hereto, there
          -----------------
are no Actions (whether or not purportedly on behalf of the Corporation) pending or, to the knowledge of the Shareholder, threatened against or affecting the Corporation or any of its properties, rights or business. No Action involving negligence or strict liability has ever been instituted or, to the knowledge of the Shareholder, threatened against the Corporation. The Corporation is not in default with respect to any order, writ, injunction or decree of any Governmental Authority. None of the Actions referred to on Schedule 3.16, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     3.17 Orders, Decrees, Etc.  There are no orders, decrees, injunctions,
          --------------------
rulings, publications, decisions, directives, consents, pronouncements or regulations of any court or any Governmental Authority issued against, or binding on, the Corporation that do or may affect, limit or control the Corporation's method or manner of doing business.

     3.18 Compliance With Law; Permits and Licenses.
          -----------------------------------------

          (a) The Corporation has complied and is in compliance with all Laws of any Governmental Authority applicable to the Corporation, its assets or property or its operations, including, without limitation, Laws relating to zoning, building codes, licensing, permits, antitrust, occupational safety and health, consumer product safety, product liability, hiring, wages, hours, employee benefit plans and programs, collective bargaining and withholding and social security taxes, other than any failure to comply that, individually or in the aggregate, could not reasonably be expected to result in any Material liability or have a Material Adverse Effect.

          (b) The Corporation presently holds all the permits, licenses and franchises that are necessary for or Material to its current and future use, occupancy or operation of its assets or properties or the conduct of its business; and no notice of violation of any applicable zoning regulations, ordinance or other similar Law binding on the Corporation with respect to its assets, properties or business has been received. Schedule 3.18(b) lists all permits, licenses and franchises held by the Corporation.

          (c) Except in circumstances that would not constitute or result in a Material Adverse Effect, the Corporation has not violated nor is alleged to have violated, or is in violation of, any Environmental Law, or has released, treated, stored, disposed of or transported any Hazardous Substance in violation of any Environmental Law. To the knowledge of the Shareholder, there are no Hazardous Substances located at, in, on, within or under the surface of either of the Corporation's assets, properties or facilities in Material violation of applicable Environmental Laws. Other than as set forth on Schedule 3.18(c) hereto, neither the Shareholder nor the Corporation has received, or has knowledge of, any requests for information, notice of claim, demand, lawsuit, action or other notification from any Governmental Authority or any third party that the Corporation may be potentially responsible for any threatened or actual release of Hazardous Substances, or in violation of or in noncompliance with any Environmental Law, and neither the Corporation nor the Shareholder is subject to any agreement, consent, decree, administrative order, notice or enforcement action brought under any Environmental Laws. For purposes of this Section 3.18(c), "Environmental Laws" means any applicable Federal, state or local law, rule, regulation, ordinance, program, permit, guidance, order, consent, decree or notice of violation pertaining to the protection of natural resources, the environment and the health and safety of employees and the general public; and "Hazardous Substances" means any substances or any wastes, materials or pollutants defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances" or words of similar import under any Environmental Law, any substance the presence of which requires remediation pursuant to any Environmental Laws, or any substance disposed of in a manner not in compliance with Environmental Laws.

     3.19 Changes Since the Balance Sheet Date; No Material Adverse Change.
          ----------------------------------------------------------------
Except as set forth on Schedule 3.19 hereto, since the Balance Sheet Date the Corporation has not (i) incurred any Liability, except current liabilities in the ordinary course of business consistent with past practice and Liabilities incurred under Contracts entered into in the ordinary course of business consistent with past practice; (ii) discharged or satisfied any Lien or paid any Liability, other than current liabilities shown on the Balance Sheet, and current liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; (iii) sold or transferred any Material assets or written off any receivables, except for the collection of receivables in the ordinary course of business; (iv) mortgaged, pledged or subjected to any other Lien any of its assets or properties, other than Liens reflected on the Balance Sheet; (v) suffered any losses or waived any rights of substantial value; (vi) granted any bonuses or commissions or increased the compensation payable to any of its employees, directors or officers or increased the aggregate payment of any fees except for customary bonuses and regular salary increases made in accordance with the Corporation's past practices as summarized on Schedule 3.19 or in accordance with the benefit plans described in
Schedule 3.22; (vii) made any loans to any individuals, firms, corporations or other entities; (viii) declared, made, set aside or paid any dividend, distribution, or payment on, or any purchase or redemption of, any shares of any class of its capital stock, or any commitment therefor (other than as described on Schedule 3.19); (ix) made any Material change in any method of accounting (for book or tax purposes) or auditing practice; or (x) entered into any transaction not in the ordinary course of business or agreed (whether or not in writing) to do any of the foregoing. Since the Balance Sheet Date, the business of the Corporation has been operated only in the regular and ordinary course consistent with past practice. Since the Balance Sheet Date, there has not been a Material adverse change in the condition (financial or otherwise), business, prospects of the business as currently conducted, or operations of the Corporation.

     3.20 No Change.  Since the Balance Sheet Date, there has not been any
          ---------
damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.

     3.21 Capital Projects and Expenditures.  All capital projects and capital
          ---------------------------------
expenditures (including any leases capitalized in accordance with GAAP) committed for or undertaken by the Corporation and not fully paid for on the date hereof, as well as the terms of any and all financing arranged in connection therewith and details for payments, if any, made with respect thereto, are set forth on Schedule 3.21 hereto, which also describes all capital commitments of the Corporation that will survive the Closing. Except as set forth on such Schedule 3.21, from the Balance Sheet Date to the date hereof the Corporation has not made any additional expenditures or additional commitments for capital expenditures, other than in the ordinary course of business and not involving individual expenditures in excess of $5,000.00.

     3.22 Employee Benefits.
          -----------------

          (a) Except for the plans of the Corporation set forth on Schedule 3.22 hereto (the "Plans"), neither the Corporation nor any ERISA Affiliate maintains or contributes to or has any liability with respect to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, or any other bonus, incentive, compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, vacation, holiday, fringe benefit, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, or consulting plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated). True and complete copies of all the Plan documents and summary plan descriptions have been furnished to Buyer (along with all related trust agreements, insurance contracts or other funding agreements which implement each Plan, and all other documents, records or other materials related thereto reasonably requested by Buyer).

          (b) With respect to each Plan, the requirements of ERISA, the Code (including, without limitation Part 6 of Subtitle B of Title I of ERISA and Sections 105(h) and 4980B of the Code) and all other applicable laws have been fulfilled in all Material respects and copies of all filings with the Internal Revenue Service and the Department of Labor or other applicable Governmental Authority for the three most recent plan years for the Plans have been furnished to Buyer. Except as described in Schedule 3.22(b), no written or oral representations have been made to any employee or former employee of the Corporation promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Code).

          (c) Neither the Corporation nor any ERISA Affiliate has ever (i) maintained or contributed to any plan subject to Section 412 of the Code and
Section 302 of ERISA or (ii) contributed to any "multiemployer plan," as such term is defined in Section 3(37) of ERISA, and neither the Corporation nor any ERISA Affiliate has effected either a "complete withdrawal" or a "partial withdrawal," as those terms are defined in Sections 4203 and 4205, respectively, of ERISA, from any such multiemployer plan.

          (d) Except as set forth on Schedule 3.22 hereto, at the Balance Sheet Date there were and at the date hereof there are, no bonus, profit sharing, incentives, commissions or other compensation of any kind with respect to work done prior to the Balance Sheet Date or the date hereof, due to or expected by present or former employees of the Corporation not paid prior to such date or, with respect to compensation for work done prior to the Balance Sheet Date, not fully accrued on the Balance Sheet.

          (e) Each Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) meets the requirements of a "qualified plan" under
Section 401(a) of the Code in form and in operation, and such Plan, and each trust (if any) forming a part thereof, has received a favorable determination letter, or a favorable determination letter has been applied for, from the Internal Revenue Service as to the qualification under the Code of such Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter, or request therefor, that could reasonably be expected to adversely affect the qualification of such Plan or the tax-exempt status of such related trust.

          (f) There are no unfunded liabilities existing under any Plan, and each Plan could be terminated as of the Closing Date with no liability to Buyer, the Corporation, any

ERISA Affiliate or any Person that is under common control, or is treated as a single employer, with Buyer under Section 414 of the Code or ERISA Section 4001.

          (g) With respect to each Plan (i) there have been no non-exempt prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has liability for breaching of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets in such Plan, and
(iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or, to the knowledge of the Shareholder, threatened, and the Shareholder has no knowledge of any facts that would give rise to or could reasonably be expected to give rise to any such actions, suits or claims.

     3.23 Governmental Approvals.  No governmental authorization, approval,
          ----------------------
order, license, permit, franchise or consent and no registration, declaration or filing by the Corporation or the Shareholder with any Governmental Authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     3.24 Tax Matters.
          -----------

          (a) The Corporation (individually, the "Taxpayer") has duly and timely filed all Returns required to be filed by it. The Corporation is not currently the beneficiary of any extension of time within which to file any Return, except for the federal and state income tax Returns for the fiscal year ended June 30, 1997. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Returns that the Corporation is or may be subject to taxation by that jurisdiction. All Returns filed by the Taxpayer were correct and complete in all Material respects. The Taxpayer has paid in full all Taxes (whether or not shown on a Return) required to be paid by the Taxpayer before such payment became delinquent. The

Corporation has made adequate provision in the Financial Statements, in conformity with GAAP, for the payment of all accrued Taxes not yet payable as of the respective dates of such Financial Statements. All Taxes that the Taxpayer has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly and timely paid to the proper taxing authority.

          (b) There are no audits, inquiries, investigations or examinations relating to any of the Taxpayer's Returns pending or threatened, and there are no claims that have been asserted relating to any of the Taxpayer's Returns filed for any year that if determined adversely would result in the assertion by any Governmental Authority of any Tax deficiency against the Taxpayer. There have been no waivers or extensions of statutes of limitations with respect to Taxes by the Taxpayer, or any agreements to extend the time with respect to a Tax assessment or deficiency.

          (c) The Corporation is not a party to any tax-sharing Contract or similar arrangement with any Person. The Taxpayer has not made a disclosure on a Return pursuant to Code Section 6662(d)(2)(B)(ii) and the Regulations thereunder.

          (d) The Taxpayer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (e) The Corporation has no liability for Taxes of any other person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

          (f) The Corporation has not filed a consent under Code Section 341(f) concerning collapsible corporations.

          (g) The Corporation is not obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

     3.25 Insurance Coverage.  Schedule 3.25 hereto describes each insurance
          ------------------
policy (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, the annual premium, and any pending claims thereunder) maintained by the Corporation. The Corporation is not in default in any Material respect with respect to any provisions contained in any such insurance policy or has failed to give any notice or present any presently existing Material claims under any such insurance policy in due and timely fashion.

     3.26 Representations and Warranties.  The representations and warranties
          ------------------------------
contained in this Section 3 do not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements made not misleading.

     SECTION 4.     Representations and Warranties of Buyer.  Buyer warrants and
                    ---------------------------------------
represents to and agrees with the Shareholder as follows:

     4.1  Good Standing.  Buyer is a corporation duly organized, validly
          -------------
existing and in good standing under the laws of Delaware.

     4.2  Authorization.  The execution and delivery of this Agreement and the
          -------------
consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and all other corporate action of Buyer, including all authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been taken. This Agreement constitutes a binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

No consent of any lender, trustee, security holder of Buyer or other Person is required for Buyer to enter into and deliver this Agreement and to consummate the transactions contemplated hereby.

     4.3  Investment Representations.
          --------------------------

          (a) Buyer is acquiring the Shares for its own account for investment and not for distribution, assignment or resale to others;

          (b) Buyer understands that the Shares have not been registered under the Securities Act of 1933 (the "Act") in reliance upon an exemption therefrom for nonpublic offerings, and understands that the Shares may not be sold or otherwise transferred unless such sale or other transfer is registered under the Act or an exemption from registration is available, and a legend evidencing such restrictions will be placed on the Shares;

          (c) Buyer either by itself or with the assistance of financial advisors employed by it have sufficient knowledge and experience to evaluate the merits and bear the economic risks of an investment in the Shares; and

          (d) Buyer has been given the opportunity to ask questions about the Corporation's business and has had any such questions answered to its satisfaction.

     4.4  Representations and Warranties.  The representations and warranties of
          ------------------------------
Buyer contained in this Agreement do not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements made not misleading.

     SECTION 5.     Conditions of Buyer's Obligations to Close.  The obligations
                    ------------------------------------------
of Buyer under this Agreement are, at the option of Buyer, subject to the conditions set forth below, which conditions may be waived by Buyer without releasing or waiving any of its rights hereunder.

     5.1  Agreements and Conditions.  On or before the Closing Date, the
          -------------------------
Shareholder shall have complied with and duly performed all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

     5.2  Representations and Warranties.  The representations and warranties of
          ------------------------------
the Shareholder contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all Material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except for such changes as result from actions or events expressly contemplated by the terms of this Agreement).

     5.3  No Legal Proceeding.  No Action shall have been instituted or
          -------------------
threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by the Shareholder, of the Shares, and on the Closing Date there are no Actions pending or threatened against or affecting the Shareholder or the Corporation that involve a demand for any judgment or liability, whether or not covered by insurance, and which may result in any Material Adverse Effect.

     5.4  Deliveries.  Buyer shall have received the deliveries to be made by
          ----------
the Shareholder pursuant to Section 7.

     5.5  Legal Opinion.  Buyer shall have received: (i) a favorable opinion of
          -------------
Bennington Johnson & Reeve, dated the Closing Date and in form and substance reasonably satisfactory to Buyer, with respect to the matters referred to in Sections 3.1, 3.4, 3.16 (to its knowledge and except the last sentence) and 3.23, and (ii) a favorable opinion of Davis, Graham & Stubbs LLC, dated the Closing Date and in form and substance reasonably satisfactory to Buyer, with respect to the matters referred to in Section 3.3.

     SECTION 6.     Conditions of the Shareholder's Obligation to Close.  The
                    ---------------------------------------------------
obligation of the Shareholder under this Agreement is, at the option of the Shareholder, subject to the following express conditions, which conditions may be waived by the Shareholder without releasing or waiving any of their rights hereunder.

     6.1  Agreements and Conditions.  On or before the Closing Date, Buyer shall
          -------------------------
have complied with and duly performed all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

     6.2  Representations and Warranties.  The representations and warranties of
          ------------------------------
Buyer contained in this Agreement shall be true and correct in all Material respects on and as of the Closing Date with the same force and effect as though such representations and warranties and had been made on and as of the Closing Date.

     6.3  Deliveries.  The Shareholder shall have received the deliveries to be
          ----------
made by Buyer pursuant to Section 8.

     6.4  Ratification.  This Agreement and the transactions contemplated hereby
          ------------
shall have been ratified by all of the Governing Boards.

     6.5  Fairness Opinion.  Shareholder shall have received from Daniels &
          ----------------
Associates its opinion that the transactions contemplated hereby are fair to the Shareholder from a financial point of view.

     6.6  Contribution Agreements.  The option holders under the Option
          -----------------------
Agreements (defined below) shall have entered into a Contribution Agreement with the Shareholder.

     SECTION 7.     Deliveries of the Shareholder on the Closing Date.  The
                    -------------------------------------------------
Shareholder agrees to deliver to Buyer the following on the Closing Date:

     7.1  Stock Certificates.  Certificates representing all of the Shares being
          ------------------
purchased by Buyer hereunder, duly endorsed in blank for transfer or with appropriate stock powers duly executed in blank, and certificates representing all of the New Shares being purchased by Buyer hereunder.

     7.2  Corporate Records.  The stock books, minute books and corporate seal
          -----------------
of the Corporation.

     7.3  Resignations.  Written resignations of the Corporation's directors.
          ------------
     7.4  Employment Agreements.  Employment agreements reasonably satisfactory
          ---------------------
to Buyer between the Corporation and each of the individuals listed on Schedule 7.4.

     7.5  Consents.  All consents required in connection with the execution and
          --------
delivery of this Agreement and the transactions contemplated hereby.

     7.6  Possession of Assets.  Possession of any assets and properties of the
          --------------------
Corporation held by the Shareholder.

     7.7  Escrow Agreement.  The Escrow Agreement executed by the Shareholder
          ----------------
and the Escrow Agent.

     7.8  Stock Option Agreements.  Stock option agreements (the "Option
          -----------------------
Agreements") executed by each of the individuals listed on Schedule 3.4, which Option Agreements shall contain provisions, reasonably satisfactory to Buyer in form and substance, for: (i) the right of the option holder to require the Corporation to purchase (a "Put"), at any time after the Closing Date, the underlying options covered by the applicable Option Agreement for an amount in cash equal to the aggregate spread identified in that Option Agreement; (ii) the right of the Corporation to require each option holder to sell (a "Call"), at any time after the Closing Date, his or her underlying option covered by the applicable Option Agreement to the Corporation for an amount in cash equal to the aggregate spread identified in that Option Agreement; (iii) accrual of interest from the Closing Date on the amount payable under each Call at a rate of 8.0% per annum, computed on the basis of a year of 365 days and the actual number of days elapsed; and (iv) termination of each Option Agreement, and extinguishment of all claims and rights of the option holder thereunder, upon exercise of the applicable Put or Call.

     7.9  Shareholder's Consent.  The Shareholder's written consent, in its
          ---------------------
capacity as the sole shareholder of the Corporation, to the payment to Guy Cook of the consideration provided for under the Put and Call in his Option Agreement as payment in lieu of stock options and in settlement of his rights under the Option Agreement.

     SECTION 8.     Deliveries of Buyer on the Closing Date.  Buyer agrees on
                    ---------------------------------------
the Closing Date to deliver to the Shareholder the Purchase Price and the Issuance Price to be delivered pursuant to Section 2.3 hereof and the Escrow Agreement executed by Buyer and the Escrow Agent.

     SECTION 9.     Additional Covenants.
                    --------------------

     9.1  Information and Access.  Until the Closing, the Shareholder shall
          ----------------------
cause the Corporation and its independent auditors to afford to the officers, independent auditors, counsel and other representatives of Buyer reasonable access to the properties, books, records (including Returns filed and those in preparation) and personnel of the Corporation in order that the Buyer may have a full opportunity to make such investigation as it reasonably desires to make of the Corporation, and to the independent auditors of Buyer reasonable access to the audit work papers and other records of the independent auditors of the Corporation. Additionally, until the closing the Shareholder shall cause the Corporation to permit the Buyer to make such reasonable inspections of the Corporation and its operations during normal business hours as Buyer may reasonably require and furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Corporation as Buyer may from time to time reasonably request.

     9.2  Cooperation.  After the Closing, the Shareholder will cooperate with
          -----------
Buyer, and will use all reasonable efforts to have the officers, directors and other employees of the Corporation cooperate with Buyer, at Buyer's request and expense, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Corporation and based upon Contracts or acts of the Corporation that were in effect or occurred on or prior to the Closing.

     9.3  Further Assurances of the Shareholder.  The Shareholder agrees at any
          -------------------------------------
time and from time to time after the Closing, upon the request of Buyer, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and assigns, of the Shares and to carry out the terms and conditions of this Agreement, including without limitation providing Buyer, within 30 days after the Closing Date, with such financial statements of the Corporation as may be required under Rule 3-05 of Regulation S-X of the U.S. Securities and Exchange Commission.

     9.4  Further Assurances of Buyer.  Buyer and the Shareholder shall
          ---------------------------
cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or Action, or the preparation of Returns with respect to Taxes or other matters relating to the period prior to the Closing Date. Such cooperation shall include the retention and (upon the other party's reasonable request) the provision of records and information, including work papers of the Corporation and the Corporation's independent auditors, but excluding records and information that are protected by recognized professional privilege, related to tax periods on or prior to the Closing Date, that are reasonably relevant to any such audit, litigation or Action, or any Returns, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Shareholder agree (i) to retain all books and records with respect to Tax matters pertinent to the Corporation relating to any period (or portion thereof) prior to the Closing, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

     9.5  Non-Competition Covenants.  The Shareholder covenants that for a
          -------------------------
period of five years after the Closing Date it will not engage, directly or indirectly (whether as owner, partner, stockholder (other than a holder of less than 5% of the shares of a public company), joint venturer, manager, investor (which shall include investment as an equity owner, creditor or donor of a gift), advisor, consultant or otherwise), in the business of providing Internet connectivity and services in the State of Colorado except as an Affiliate of Buyer, or such other manner as Buyer shall consent to in writing. The Shareholder further covenants that for a period of five years from and after the Closing Date, it will not directly or indirectly induce or solicit, or directly or indirectly aid or assist any other Person to induce or solicit, any person who is (or within the prior twelve months had been) an employee, salesman, agent, consultant, distributor, representative, advisor, customer or supplier of the Corporation to terminate that person's employment or business relations with the Corporation. If any provision of this covenant is deemed invalid in whole or in part, it shall be curtailed, whether as to time, geographical area, scope of activity or otherwise, as and to the extent required for its validity under applicable law and, as so curtailed, shall be enforceable. The Shareholder acknowledges that this paragraph 9.5 and the Shareholder's obligations hereunder are a material inducement and condition to Buyer's entering into this Agreement. In the event of a breach or threatened breach of this paragraph, Buyer shall be entitled to an injunction restraining such breach; however, nothing herein shall be construed as prohibiting Buyer from pursuing any remedy available to Buyer as a result of such breach or threatened breach.

     9.6  No Shop.  The Shareholder agrees that, from the date of this Agreement
          -------
until the earlier of the Closing or the termination of this Agreement, it will negotiate solely with Buyer regarding any sale of the Shares or of all or substantially all of the assets of the Corporation or a merger, consolidation or reorganization of the Corporation and will not solicit or negotiate, or permit the Corporation to solicit or negotiate, any offers from third parties with respect thereto.

     SECTION 10.    Indemnification.
                    ---------------

     10.1 Indemnification by the Shareholder.  (a) The Shareholder agrees to
          ----------------------------------
indemnify Buyer and every Affiliate of Buyer against and hold them harmless from any and all Damages that Buyer or any such Affiliate of Buyer may sustain at any time by reason of the breach or inaccuracy (or alleged breach or inaccuracy) of, or failure to comply with (or alleged failure to comply with), any of the warranties, representations, conditions, covenants or agreements of the Shareholder contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby; provided that the Shareholder shall be obligated under this paragraph (a) of

Section 10 to indemnify Buyer only for Damages that are, singularly or in the aggregate, in excess of $100,000. As used in this Agreement, the terms "alleged breach or inaccuracy," "alleged failure to comply with," "alleged existence," or "alleged inaccuracy" shall only apply to allegations by parties other than Buyer or its Affiliates as to such matters.

     (b) The Shareholder also agrees to indemnify Buyer and every Affiliate of Buyer against and hold them harmless from any and all Damages that Buyer or any such Affiliate of Buyer may sustain by reason of the legal proceedings set forth on Schedule 3.16.

     (c) Any claim for indemnification pursuant to paragraph (a) of this Section
10.1 must be asserted in writing and delivered to the Shareholder no later than 5:00 p.m. (Mountain Time) on the first anniversary of the Closing Date.

     (d) The Shareholder agrees that it will not distribute the Purchase Price to any college or university or to the Colorado Advanced Technology Institute before the first anniversary of the Closing Date, and thereafter it will not make any such distribution if the net liquid assets of the Shareholder are less than 150% of the aggregate amount of any claims asserted against the Shareholder under this Section that have not been resolved and paid in full.

     (e) Nothing contained in this Agreement shall be deemed or interpreted to impose liability or obligations upon the Governing Boards or any college or university governed by any of the Governing Boards or upon the Colorado Advanced Technology Institute Commission or that Institute, nor upon any officer, employer agent or representative of any of the foregoing, and such Governing Boards, Commission and institutions and persons shall not be deemed to be parties to, or bound, by this Agreement. Buyer agrees that neither it nor any of its Affiliates will make a claim of any kind against any such Board, Commission, institution or person under this Agreement or related to the transaction; provided that this shall not prevent Buyer from asserting a claim against a Governing Board or the Commission to recover an amount due to the Buyer from the Shareholder that the Shareholder has insufficient assets to satisfy because the Shareholder has made a distribution to such Governing Board or Commission in violation of paragraph (d) of this Section 10.1.

     10.2 Indemnification by Buyer.  Buyer agrees to indemnify and hold the
          ------------------------
Shareholder and every Affiliate of the Shareholder harmless from and against any and all Damages that the Shareholder or any such Affiliate of the Shareholder may sustain at any time by reason of the breach or inaccuracy (or alleged breach or inaccuracy) of, or failure to comply with (or alleged failure to comply with) any warranties, representations, conditions, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the closing of the transactions contemplated hereby.

     10.3 Procedures for Third Party Indemnification.  In those instances in
          ------------------------------------------
which a third party claim is asserted against any party hereto, or any party hereto is made a party defendant in any third party action or proceeding, and such claim, action or proceeding involves a matter which is the subject of this indemnification, then such party (an "Indemnified Party") shall give written notice to the other party hereto (the "Indemnifying Party") of such claim, action or proceeding, and such Indemnifying Party shall have the right to join in the defense of said claim, action or proceeding at such Indemnifying Party's cost and expense and, if the Indemnifying Party agrees in writing to be bound by and to promptly pay the full amount of any final judgment from which no further appeal may be taken and if the Indemnified Party is reasonably assured of the Indemnifying Party's ability to satisfy such agreement, then at the option of the Indemnifying Party, such Indemnifying Party may take over the defense of such claim, action or proceeding, except that, in such case, the Indemnified Party shall have the right to join in the defense of said claim, action or proceeding at its own cost and expense.

     SECTION 11.    Survival of Representations.
                    ---------------------------

     The parties hereto agree that all representations, warranties, covenants, conditions and agreements contained herein or in any instrument or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated hereby until the first anniversary of the Closing Date.

     SECTION 12.    Brokerage Indemnity.  Buyer, on the one hand, and the
                    -------------------
Shareholder, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement other than the involvement of Daniels & Associates, L.P. ("Daniels") as the representative of the Corporation and James Downs ("Downs") as consultant on behalf of the Shareholder. In the event of a claim by any broker or finder that such broker or finder represented or was retained by the Shareholder (including Daniels and Downs), on the one hand, or Buyer, on the other hand, in connection herewith, the Shareholder or Buyer, as the case may be, agrees to indemnify and hold the other harmless from and against any and all loss, liability, cost, damage, claim and expense, including, without limitation, attorneys' fees and disbursements, that may be incurred in connection with such claim. In particular, the Shareholder hereby agrees that neither Buyer nor the Corporation shall have any obligation for payment of compensation to Daniels or Downs for its or his involvement with any of the transactions relating to this Agreement.

     SECTION 13.    Notices.  All notices, requests, demands and other
                    -------
communications provided for by this Agreement shall be in writing and shall be deemed to have been given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three business days after being mailed in any general or branch office of the United States Postal Service, enclosed in a registered or certified postpaid envelope, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

               To the Shareholder:

               Newsupernet
               c/o Julian Kateley, President
               Colorado State University
               Academic Computing and Networking Service
               Fort Collins, Colorado 80523-2028
               Fax: (970) 491-1958

                    - copy to -

               Lester R. Woodward
               Davis Graham & Stubbs LLC
               370 17th Street, Suite 4700
               Denver, Colorado 80220-8185
               Fax: (303) 893-1379

               To Buyer:

               Robert S. Woodruff
               Executive Vice President
               Qwest Communications Corporation
               555 Seventeenth Street, Suite 1000
               Denver, Colorado 80202
               Fax: (303) 291-1724

                    - copy to -

               Joseph W. Morrisey, Jr.
               Holme Roberts & Owen LLP
               1700 Lincoln Street, Suite 4100
               Denver, Colorado  80203
               Fax: (303) 866-0200

provided, that any notice of change of address shall be effective only upon receipt.

     SECTION 14.    Termination.
                    -----------
     14.1 This Agreement may be terminated at any time prior to the Closing by any of the following:

          (a) By mutual written agreement of Buyer and the Shareholder;

          (b) By either Buyer or the Shareholder if the Closing has not occurred by 12:00 a.m., October 31, 1997 upon written notice by such terminating party, provided that at the time such notice is given a material breach of this Agreement by such terminating party shall not be the reason for the Closing's failure to occur;

          (c) Subject to the provisions of Section 14.2, by Buyer, by written notice to the Shareholder, if there has been a material violation or breach of any of the Shareholder's covenants or agreements made herein or in connection herewith or if any representation or warranty of the Shareholder made herein or in connection herewith proves to be materially inaccurate or misleading with respect to the Corporation; or

          (d) Subject to the provisions of Section 14.2, by the Shareholder, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith or if any representation or warranty of Buyer made herein or in connection herewith proves to be materially inaccurate or misleading.

     14.2 If this Agreement is terminated as provided in Section 14.1, then there shall be no liability or obligation on the part of any party hereto (or any of their respective officers, directors or employees) except that if Buyer terminates this Agreement pursuant to Section 14.1(c) or the Shareholder terminates this Agreement pursuant to Section 14.1(d), the non-terminating party shall remain liable for any breach hereof.

     SECTION 15.    Miscellaneous.
                    -------------

     15.1 Entire Agreement.  This Agreement, including the Exhibits and
          ----------------
Schedules hereto, sets forth the entire agreement and understanding among the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Schedule. This Agreement (including the Exhibits and Schedules hereto) shall not be changed, modified or amended except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

     15.2 Taxes. The Shareholder represents and warrants that it is a non-profit
          -----
tax exempt corporation and as such, it is exempt from federal income and excise and all state and local taxes. Should the tax exempt status of the Shareholder change and any taxes become due in the nature of a sales or transfer tax payable on the sale or transfer of the Shares or the consummation of any other transaction contemplated hereby, the Shareholder agrees to pay on demand or defend at its own cost any claim brought or any liability or expense related to such taxes or as a direct result of the change in tax exempt status.


     15.3 Governing Law.
          -------------

          THIS AGREEMENT AND ITS VALIDITY, CONSTRUCTION AND PERFORMANCE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

     15.4 Representation by Counsel.  Each party hereto represents and agrees
          -------------------------
with the other that it has been represented by independent counsel of its own choosing; it has had the full right and opportunity to consult with its respective attorneys and other advisors and has availed itself of this right and opportunity; its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's counsel; it is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and its authorized officer is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and this Agreement.

     15.5 Benefit of Parties; Assignment.  This Agreement shall be binding upon
          ------------------------------
and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. The Agreement may not be assigned by Buyer or the Shareholder except with the prior written consent of the other party or parties except that Buyer may assign this agreement to an Affiliate without the consent of the Shareholder, and in such circumstance Buyer shall remain liable for the fulfillment of all obligations of its assignee hereunder. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

     15.6 Pronouns.  Whenever the context requires, the use in this Agreement of
          --------
a pronoun of any gender shall be deemed to refer also to any other gender, the use of the singular shall be deemed to refer also to the plural and the use of the plural shall be deemed to refer also to the singular.

     15.7 Headings.  The headings in the sections, Sections and Schedules of
          --------
this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. The words "herein," "hereof," "hereto" and "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

     15.8 Expenses.  The parties hereto shall pay all of their own expenses
          --------
relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and financial advisors.

     15.9 Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first written above.

                             QWEST COMMUNICATIONS CORPORATION,
                                 a Delaware corporation



                             By:_____________________________________________
                                 Name:  Robert S. Woodruff
                                 Title: Executive Vice President - Finance,
                                        Chief Financial Officer and Treasurer




                             SHAREHOLDER:

                             NEWSUPERNET,
                                 a Colorado nonprofit corporation



                             By:_____________________________________________
                                 Name:  Julian Kateley
                                 Title: Chairman